EXHIBIT 10.67
EXECUTION COPY

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT
This First Amendment to Revolving Credit Agreement (this “Amendment”), is entered into as of December 21, 2011, by and among SunPower Corporation, a Delaware corporation (the “Borrower”), Credit Agricole Corporate and Investment Bank, as administrative agent for the Lenders (as defined below) (in such capacity, the “Agent”), and the Lenders listed on the signature pages hereof.
RECITALS
A.    The Borrower, the Agent and certain financial institutions (the “Lenders”) are parties to that certain Revolving Credit Agreement, dated as of September 27, 2011 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”), pursuant to which the Lenders have provided a revolving credit facility to the Borrower. Each capitalized term used herein, that is not defined herein, shall have the meaning ascribed thereto in the Credit Agreement.
B.    The Borrower has notified the Agent and the Lenders that: (i) it intends to exercise its rights under the last two paragraphs of Article VII of the Credit Agreement and execute an equity cure in accordance with the terms thereof, and (ii) it wishes to amend the Credit Agreement as set forth below, but otherwise have the Credit Agreement remain in full force and effect.
C.    The Lenders signatory hereto are willing to amend the Credit Agreement, in accordance with the terms, and subject to the conditions, set forth herein.
AGREEMENT
The parties to this Amendment, intending to be legally bound, hereby agree as follows:
1.Incorporation of Recitals. Each of the above recitals is incorporated herein as true and correct and is relied upon by the Agent and each Lender signatory hereto in agreeing to the terms of this Amendment.

2.Amendments to Credit Agreement.

a.Clause (j) of Article VII of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(j)    the Borrower fails to perform (A) the covenant contained in Section 5.02 for the fiscal quarter ending on January 1, 2012 (“2011 Q4”) and fails to cure such non-performance pursuant to and in accordance with the last two paragraphs of this Article VII (it being understood that an immediate Event of Default shall occur (and be deemed to have occurred as of the last day of the fiscal period being tested) upon the earliest to occur of the Borrower (i) failing to cure such non-performance in a timely manner pursuant to and in accordance with such paragraphs, (ii) failing to elect to issue equity securities for cash prior to the last day of the Election Period (as defined in the penultimate paragraph of this Article VII) as required by the penultimate paragraph of this Article VII, or (iii) failing to receive such cash within thirty (30) days after such election as required by the penultimate paragraph of this Article VII), (B) the covenant contained in Section 5.02 for any quarter other than 2011 Q4, or (C) the covenant contained in Article VI;”

b.The Last Two Paragraphs of Article VII of the Credit Agreement are hereby amended and restated in their entirety to read as follows.

“Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower fails to comply with the requirements of Section 5.02 as at the end of any fiscal quarter of the Borrower, the Borrower may within twenty (20) days subsequent to the date of such breach (the “Election Period”), by written notice delivered to the Agent, elect to issue equity securities for cash, and upon the receipt within thirty (30) days after such election by the Borrower of such cash (the “Cure Amount”), Section 5.02 shall be recalculated giving effect to the following pro forma adjustments:
(i)EBITDA shall be increased, solely for the purpose of measuring the performance under Section 5.02 with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter in respect of which the Cure Amount was received and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)if, after giving effect to the foregoing recalculation, the Borrower shall then be in compliance with the requirements of Section 5.02, the Borrower shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default that had occurred shall be deemed cured for the purposes of this Agreement; provided that, on the date of the Borrower's receipt of the Cure Amount, the Borrower shall have delivered to the Agent a certificate of a Financial Officer (A) certifying the Borrower's receipt of the Cure Amount and (B) setting forth a pro forma calculation of EBITDA which demonstrates compliance with Section 5.02 after giving effect to such cure.

The Borrower's right to exercise the foregoing cure shall be limited as follows: (i) such cure may be exercised only three times after the Closing Date, (ii) Indebtedness repaid with the proceeds of any Cure Amount shall not be deemed repaid for purposes of determining compliance with Section 5.02 on the last day of the fiscal quarter in respect of which the Cure Amount was received, and (iii) the Cure Amount shall not increase EBITDA by an amount greater than the minimum amount required to cause the Borrower to be in compliance with Section 5.02 as of the last day of the fiscal quarter in respect of which the Cure Amount was received.”
3.Representations and Warranties. The Borrower hereby represents and warrants, as of the date of this Amendment, for the benefit of the Agent and each Lender, that:

a.The representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document are true and correct in all material respects with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

b.The execution and delivery of this Amendment has been duly authorized by all necessary organizational action of the Borrower. This Amendment has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and to general principles of equity;

c.The transactions contemplated by this Amendment (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, except to the extent that any such failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to the Borrower, (c) will not violate or result in a default under any other material indenture, agreement or other instrument binding upon the Borrower its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower; and

d.No Event of Default, or event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both, has occurred and is continuing.

4.Ratification and Confirmation of Loan Documents. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Credit Agreement or any other Loan Document, and shall not shall not operate as a waiver of any right, power, or remedy of the Agent or any Lender under the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement, all promissory notes and all other instruments, documents and agreements entered into in connection with the Credit Agreement and each other Loan Document shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed by the Borrower in all respects.

5.Effectiveness. This Amendment shall become effective on the date first written above (the “Effective Date”) only upon satisfaction of the following conditions precedent on or prior to such date unless otherwise waived in writing by the Required Lenders:

a.The Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Amendment signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

b.The representations and warranties of the Borrower set forth herein shall be true and correct in all material respects as of the Effective Date.

c.No Event of Default, or event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both, shall be continuing as of the Effective Date.

d.The Agent shall have received an officer's certificate from the Borrower, dated the Effective Date, certifying that (a) attached thereto are true, complete and correct copies of the certificate of incorporation and bylaws of the Borrower, (b) attached thereto is a true, complete and correct copy of the resolutions duly adopted by the Borrower authorizing the execution, delivery and performance of this Amendment and that such resolutions have not been amended, modified, revoked or rescinded, and (c) the Borrower is able to pay its debts as they become due and that no action has been taken by the Borrower, its directors or officers in contemplation of the liquidation or dissolution of the Borrower as of the Effective Date.

e.The Agent shall have received signature and incumbency certificates of the officers of the Borrower executing this Amendment, each dated as of the Effective Date.

f.The Agent shall have received payment from the Borrower of an amendment consent fee equal to 0.05% of the Total Revolving Credit Commitment as of the Effective Date, such fee to be allocated pro rata to each Lender that is a signatory to this Amendment based on such Lenders' respective Revolving Credit Commitments (disregarding, for purposes of allocation, the Revolving Credit Commitment of any Lender not a signatory hereto).

6.Miscellaneous. The Borrower acknowledges and agrees that the representations and warranties set forth herein are material inducements to the Agent and the Lenders to deliver this Amendment. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective permitted successors and assigns. This Amendment is a Loan Document. Henceforth, this Amendment and the Credit Agreement shall be read together as one document and the Credit Agreement shall be modified accordingly. No course of dealing on the part of the Agent, the Lenders or any of their respective officers, nor any failure or delay in the exercise of any right by the Agent or the Lenders, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. The failure at any time to require strict performance by the Borrower of any provision of the Loan Documents shall not affect any right of the Agent or the Lenders thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of the Agent, and or the Lenders, as applicable. No other person or entity, other than the Agent and the Lenders, shall be entitled to claim any right or benefit hereunder, including, without limitation, the status of a third party beneficiary hereunder. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules. If any provision of this Amendment or any of the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed therefrom, and the remaining parts shall remain in full force as though the invalid, illegal or unenforceable portion had never been a part thereof. This Amendment may be executed in any number of counterparts, including by electronic or facsimile transmission, each of which when so delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Borrower, the Agent and the Lenders signatory hereto have caused this Amendment to be executed as of the date first written above.

SUNPOWER CORPORATION
By:	/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	EVP & Chief Financial Officer

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, individually and as Agent
By:	/s/Dianne M. Scott
Name:	Dianne M. Scott
Title:	Managing Director

By:	/s/ Tess Jarmolkiewicz
Name:	Tess Jarmolkiewicz
Title:	Managing Director

CITICORP NORTH AMERICA, INC., as a Lender
By:	/s/Alfred Griffin
Name:	Alfred Griffin
Title:	Vice President and Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a lender
By:	/s/ Christopher Samms
Name:	Christopher Samms
Title:	Senior Vice President, #9426

LLOYDS TSB BANK, plc, as a Lender
By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Vice President
F014

By:	/s/ Candi Obrentz
Name:	Candi Obrentz
Title:	Vice President
Financial Institutions, North America
O013

ROYAL BANK OF SCOTLAND, plc, as a Lender
By:	/s/ Tyler J. McCarthy
Name:	Tyler J. McCarthy
Title:	Director

SOVEREIGN BANK, as a Lender
By:	/s/ Daniela Hofer-Gautschi
Name:	Daniela Hofer-Gautschi
Title:	Vice President